UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: April 5, 2022
Professional Holding Corp.
(Exact name of registrant as specified in its charter)

Florida	001-39215	46-5144312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

396 Alhambra Circle, Suite 255 Coral Gables, Florida,		33134
(Address of principal executive offices)		(Zip Code)
(786) 483-1757
(Registrant's telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of Class	Trading Symbol(s)	Name of Exchange on which registered
Class A Common Stock, par value $0.01 per share	PFHD	NASDAQ Stock Market, LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(e)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement of Abel L. Iglesias

On April 5, 2022, Professional Bank (the “Bank”), the principal subsidiary of Professional Holding Corp. (the “Company”) and Abel Iglesias, the Company and the Bank’s Chief Executive Officer, executed a new employment agreement. The new employment agreement (i) extended the term of Mr. Iglesias’s employment through April 2025, (ii) increased Mr. Iglesias’ salary to $450,000, (iii) provided for a grant of 10,000 shares of restricted stock, and (vi) provided for a payment in an amount of cash equal to two times his annual compensation, which includes base salary at the time of a change in control plus any cash bonus or incentive earned for the calendar year ended immediately before the change in control occurs. Other than the foregoing, the terms of Mr. Iglesias’s employment agreement remains materially unchanged as compared to his prior employment agreement dated July 16, 2019. Prior thereto, the Compensation Committee of the Company’s Board of Directors approved the foregoing changes to Mr. Iglesias’s employment agreement.

Employment Agreement of Mary Usategui

On April 5, 2022, the Bank and Mary Usategui, the Company and the Bank’s Chief Financial Officer, executed a new employment agreement. The new employment agreement (i) extended the term of Ms. Usategui employment through April 2025, (ii) increased Ms. Usategui’s base salary to $350,000 per year, (iii) provided for 5,000 shares of restricted stock, and (iv) provided for a payment in an amount of cash equal to two times her annual compensation, which includes base salary at the time of a change in control plus any cash bonus or incentive earned for the calendar year ended immediately before the change in control occurs. Other than the foregoing, the terms of Ms. Usategui’s employment agreement remain materially unchanged as compared to her prior employment agreement dated December 31, 2017. Prior thereto, the Compensation Committee of the Company’s Board of Directors approved the foregoing changes to Ms. Usategui’s employment agreement.

Employment Agreement of Ryan Gorney

On April 5, 2022, the Bank and Ryan Gorney, the Company’s Chief Information Officer, executed an amendment to the employment agreement dated December 1, 2021. The amendment provided for a payment in an amount of cash equal to two times his annual compensation, which includes base salary at the time of a change in control plus any cash bonus or incentive earned for the calendar year ended immediately before the change in control occurs. Other than the foregoing, the terms of Mr. Gorney’s employment agreement remain materially unchanged as compared to his prior employment agreement dated December 1, 2021. Prior thereto, the Compensation Committee of the Company’s Board of Directors approved the foregoing changes to Mr.. Gorney’s employment agreement.

Agreement with Michael Sontag

On April 5, 2022, the Company and Michael Sontag, executed an agreement which provides for a payment in the amount of cash equal to two times his annual compensation, which includes base salary at the time of a change in control plus any cash bonus or incentive earned for the calendar year ended immediately before the change in control occurs. Prior thereto, the Compensation Committee of the Company’s Board of Directors approved the agreement with Mr. Sontag.

Appointment of Chief Accounting Officer

Effective as of April 6, 2022, Jennifer Boyd was designated as the principal accounting officer of the Company. Ms. Boyd, age 48, will also serve as the Company’s Chief Accounting Officer. Prior to joining the Company Ms. Boyd. served as Atlantic Capital Bank’s Senior Vice President and Controller. Ms. Boyd is a Certified Public Accountant and holds a BBA degree in in Accounting from the University of Georgia. No new compensatory arrangements were entered into in connection with Ms. Boyd’s designation as the Company’s principal accounting officer. Ms. Boyd has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Ms. Boyd is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mary Usategui, the Company’s Chief Financial Officer, who has held the role of the Company’s principal financial officer and principal accounting officer since our initial public offering will continue to serve as the Company’s principal financial officer.

Exhibit No.	Description
10.1	Employment Agreement by and among Professional Holding Corp., Professional Bank, and Abel L. Iglesias, dated April 4, 2022.
10.2	Employment Agreement by and between Professional Bank and Mary Usategui, dated April 5, 2022.
10.3	Amendment to the Employment Agreement by and between Professional Bank and Ryan Gorney, dated April 5, 2022.
10.4	Agreement by and between Professional Bank and Michael C. Sontag, dated April 5, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Holding Corp.

Date: April 7, 2022	By:	/s/ Michael C. Sontag
Michael C. Sontag
Corporate Secretary